Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
BOIS d'ARC ENERGY, INC. TO BE ACQUIRED
BY STONE ENERGY CORPORATION

FRISCO, TEXAS, April 30, 2008 -- Comstock Resources, Inc. ("Comstock") (NYSE: CRK) announced that its 49% owned subsidiary Bois d'Arc Energy, Inc. ("Bois d'Arc") (NYSE: BDE) entered into a definitive merger agreement with Stone Energy Corporation ("Stone") (NYSE: SGY) pursuant to which Stone will acquire Bois d'Arc.  Under the terms of the merger agreement, Bois d'Arc shareholders, including Comstock, will receive $13.65 in cash and 0.165 shares of Stone common stock for each share of Bois d'Arc.  Comstock will receive $440 million in cash and 5,317,069 shares of the common stock of Stone for its stake in Bois d'Arc.

Completion of the transaction is subject to approval by the Bois d'Arc and Stone stockholders, regulatory approvals, and other customary conditions.  Concurrent with the execution of the merger agreement, Comstock entered into a stockholder agreement in which it has agreed to vote in favor of the merger.

"We are very excited about this combination and are enthusiastic about our 13% post merger ownership in Stone Energy" stated M. Jay Allsion, Chief Executive Officer of Comstock.  "Stone has made significant strides in positioning itself as a leader in the Gulf of Mexico and the Bois d'Arc team has done an outstanding job of creating value since Bois d'Arc's inception."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE).  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.